EXHIBIT 99.1

News

MGE Advances Renewable Energy Goals with Proposal for Major Wind Project

The proposed 66-megawatt wind farm near Saratoga, Iowa, is a next step in MGE's ongoing transition to more renewable resources in its energy supply mix.

Madison, Wis., Feb. 21, 2017—Madison Gas and Electric (MGE) announced today a proposal to construct, own and operate its largest wind farm to date, advancing the company's commitment to increasing cleaner energy and to further reducing carbon dioxide emissions under its Energy 2030 framework.

Known as "Saratoga," the 66-megawatt (MW) wind farm, consisting of 33 turbines, would be located about 200 miles west of Madison, Wis., near Saratoga in Howard County, Iowa. Due to its strong winds and proximity to transmission infrastructure, the roughly 10-square-mile site is well situated for delivering clean energy to MGE customers.

If approved, construction could begin in early 2018 and deliver enough energy to power approximately 47,000 homes by the end of 2018. Wind turbine technology has improved with larger turbines producing energy more efficiently, making them a cost-effective, clean-energy option. The anticipated turbines for Saratoga extend nearly 500 feet tall, which is 100 feet higher than turbines at MGE's Top of Iowa wind farm, built in 2008. Larger blades result in a larger "swept area," and therefore, capture more energy per turbine at moderate wind speeds.

"This is an exciting opportunity for our customers and continues the progress we've made in reducing carbon emissions and increasing renewable energy," Chairman, President and CEO Gary Wolter said. "With recent advances in technology, this project represents a long-term, cost-effective strategy for MGE to continue to transition to cleaner energy sources."

Energy 2030 framework

Under its Energy 2030 framework, MGE has pledged to supply 30% of electric sales with renewable resources by 2030, with a milestone goal of 25% by 2025. The company also will work with customers to reduce carbon emissions 40% from 2005 levels by 2030. MGE already has taken a number of steps as it works with customers toward Energy 2030, including:

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Launching its Shared Solar pilot project in partnership with the City of Middleton. Shared Solar delivers locally based renewable energy to customers who subscribe to the project. MGE is developing a waiting list to better understand customer interest in additional projects.

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Reducing MGE's ownership share in the coal-fired Columbia Energy Center in Portage, Wis. The agreement advances MGE's commitment to transition away from coal to more renewable resources in its energy supply mix.

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Introducing Charge@Home, a convenient electric vehicle home charging pilot program for customers who want charging at home.

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Obtaining regulatory approval for a Smart Thermostat Demand Response Pilot Program for residential customers. The program, to be introduced later this year, will allow MGE to communicate with participating customers' smart thermostats to manage demand during peak periods of electric use.

Siting of Saratoga project

MGE began identifying possible locations for a new wind project more than a year ago. Negotiations for the Saratoga site began in summer 2016. MGE secured the rights to the construction-ready site last year from the site's initial developer, RPM Access LLC, which had designated the site for wind development.

MGE estimates the total capital cost of the project, if approved by regulators, to be about $107 million. MGE plans to take advantage of federal renewable electricity production tax credits. On Feb. 21, 2017, MGE filed with the Public Service Commission of Wisconsin (PSCW) a letter notifying the commission of MGE's intent to seek approval to build Saratoga. MGE anticipates filing its formal application with the PSCW in March.

For more information about MGE's proposed Saratoga wind farm, visit mge.com/Saratoga.

Proposal builds upon MGE's leadership in advancing clean energy

The Saratoga project builds upon MGE's history of reducing carbon emissions and growing renewable resources. In 1999, MGE—the smallest investor-owned utility in the country—built the largest wind farm east of the Mississippi River, the Rosiere Wind Farm in northeastern Wisconsin.

The company continued to expand clean energy as part of its now complete Energy 2015 framework, begun in 2005, under which MGE:

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Reduced carbon emissions 20% between 2005 and 2015.

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Increased energy from renewable resources by almost 12 times.

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Set an example for other utilities by eliminating coal at its downtown Madison power plant.

Energy 2030 and the proposed Saratoga project continue MGE's ongoing transition toward a more sustainable future for our customers and our communities.

About MGE

MGE generates and distributes electricity to 149,000 customers in Dane County, Wis., and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's parent company is MGE Energy, Inc. The company's roots in the Madison area date back more than 150 years.

Contact

Dana Brueck

Corporate Communications Manager

608-252-7282 | dbrueck@mge.com

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com